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                                                                EXHIBIT (c)(12)

                              SEVERANCE AGREEMENT

         THIS SEVERANCE AGREEMENT ("Agreement") is entered into as of the 2nd day of October, 1995, by and between DUPLEX PRODUCTS INC., a corporation, ("DUPLEX") and JAMES R. RAMIG ("RAMIG").

         WHEREAS, DUPLEX desires to hire RAMIG in the position of Vice President of Finance and Administration and Chief Financial Officer.

         WHEREAS, RAMIG desires employment with DUPLEX in the position of Vice President of Finance and Administration and Chief Financial Officer.

         NOW THEREFORE, in consideration of the promises set forth in this Agreement, and in further consideration of RAMIG's employment by DUPLEX, the promises set forth in this Agreement, and in further consideration of RAMIG's employment by DUPLEX, the parties agree as follows:

1. DEFINITIONS. The terms defined below shall have the following meanings throughout this Agreement:

         1.1 BASE ANNUAL SALARY. For purposes of this Agreement, "Base Annual Salary" shall be equal to the greater of:

                 1.1.1 RAMIG's annual salary excluding bonuses or other similar payments as of the date of a Change of Control; or

                 1.1.2 RAMIG's annual salary excluding bonuses or other similar payments as of the date of a Qualifying Termination.

         1.2 CHANGE OF CONTROL. A "Change of Control" shall exist upon the first of the following to occur:


                 1.2.1 Any tender offer, merger or other business combination, sale of assets, contested election or any combination of the foregoing transactions (a "Transaction"), which results in the persons who were directors of DUPLEX before the Transaction ceasing to constitute a majority of the Board of Directors of DUPLEX or any successor to DUPLEX after the Transaction;

                 1.2.2 DUPLEX merges or consolidates with another corporation and as a result of the merger or consolidation fifty percent (50%) or less of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by former stockholders of DUPLEX;




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                 1.2.3  A tender offer or exchange offer is made and
                        consummated for the ownership of securities of DUPLEX representing more than fifty percent (50%) of the combined voting power of DUPLEX's then outstanding voting securities; or

                 1.2.4 DUPLEX transfers substantially all of its assets to another corporation which is not a wholly-owned subsidiary of DUPLEX.

         1.3 QUALIFYING TERMINATION. A "Qualifying Termination" is a termination of RAMIG's employment qualifying him for Severance Consideration under this Agreement and shall mean:

                 1.3.1 Any termination of RAMIG's employment by DUPLEX or any successor to DUPLEX without cause. "Cause" shall mean and include (i) misappropriation of any monies or assets or propterties of Duplex, (ii) a material breach by RAMIG of the terms of this Agreement or of the DUPLEX Code of Ethics, a copy of which is attached, (iii) the conviction of RAMIG of any felony or other serious crime involing RAMIG's moral turpitude, (iv) failure by RAMIG to devote his full business time to the Company (including, without limitation, any voluntary resignation by RAMIG), (v) willful violation of written directions of the Board, the Chairman or the President, provided that such written directions shall pertain to duties within the scope of those assigned to RAMIG or generally understood to be within such scope, (vi) any willful action or inaction of RAMIG which, in the opinion of the Board is likely to have a material adverse effect on the Company and which constitutes dereliction (willful neglect or abandonment of assigned duties), malfeasance or misconduct, (vii) gross or willful material misconduct as determined by the Board, the Chairman or the CEO, or (viii) RAMIG's becoming disabled during his employemnt hereunder so that he is unable substantially to perform his services hereunder, in the sole discretion of the President, for an aggregate period of 180 days during any twelve-month period, then the term of this Agreement may be terminated by resolution of the Board within sixty days after the expiration of such 180 days such termination to be effective upon delivery of written notice to RAMIG of the adoption of such resolution; provided, that RAMIG shall be entitled to receive any accrued and unpaid salary through such effective date of termination.

                 1.3.2 Any resignation from employment by RAMIG within 90 days following a Change of Control;

                 1.3.3 Any significant diminution of RAMIG's responsibilities as Vice President of Finance and Chief Financial Officer of DUPLEX; or

                 1.3.4  Any reduction in RAMIG's Base Annual Salary.

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         1.4     SEVERANCE CONSIDERATION.  "Severance Consideration" shall be equal to one year's Base Annual Salary, plus a pro rata share of any earned bonus based upon performance. Severance Consideration shall be paid from the general assets of DUPLEX, or any successor of DUPLEX. DUPLEX, or any successor of DUPLEX, shall not establish a separate trust, account or plan for the payment of Severance Consideration.

2. PAYMENT OF SEVERANCE CONSIDERATION. If RAMIG's employment with DUPLEX, or any successor of DUPLEX, is subject to a Qualifying Termination, then DUPLEX, or any successor of DUPLEX, shall pay to RAMIG Severance Consideration pursuant to the terms of this Agreement. Severance Consideration shall be paid to RAMIG in substantially equal installments over the course of 12 months in keeping with DUPLEX's standard payroll practice. In the event of RAMIG's death prior to the entire Severance Consideration being paid, any remaining amounts due shall be paid to RAMIG's estate in the same manner provided for herein.

3. OUTPLACEMENT SERVICES. In addition to Severance Consideration, if RAMIG experiences a Qualifying Termination, then DUPLEX, or any successor of DUPLEX, shall provide RAMIG with outplacement services. Outplacement services shall be provided by a firm mutually agreed upon by both RAMIG and DUPLEX. In all other respects, the duration, arrangements and amounts expended for such services shall be determined by DUPLEX, or any successor of DUPLEX; provided, however, that such outplacement services shall continue for a minimum of six months.

4. WITHHOLDING OF TAXES. DUPLEX shall withhold from any Severance Consideration payable under this Agreement all federal, state, city or other taxes as may be required by law.

5. NOT AN EMPLOYMENT AGREEMENT. Nothing in this Agreement shall give RAMIG any right to continued employment with DUPLEX or any successor of DUPLEX, nor shall it give DUPLEX any rights to the continued performance of duties by RAMIG for DUPLEX or any successor of DUPLEX.

6. NOTICES. Notices under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               If to DUPLEX to:                      If to RAMIG to:

               Duplex Products Inc.                  James R. Ramig
               1947 Bethany Road                     14715 Golf Road
               Sycamore, Illinois   60178            Orland Park, IL 60462
               Attention:  Chairman of the Board

or to such other address as either party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

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7.       APPLICABLE LAW.  The performance and interpretation of this Agreement shall be construed in accordance with the laws of the State of Illinois.

8. SEVERABILITY. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

9. NO ASSIGNMENT. RAMIG's rights to receive payments or benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise. DUPLEX shall have no liability to pay any amount so attempted to be assigned or transferred.

10. SUCCESSORS. This Agreement shall be binding upon and insure to the benefit of DUPLEX, its successors and assigns (including, without limitation, any company into or with which DUPLEX may merge or consolidate). DUPLEX agrees that it will not effect a Change of Control unless either: the person or entity acquiring control of DUPLEX shall expressly assume by an instrument in writing all duties and obligations of DUPLEX under this Agreement; or DUPLEX shall provide for the payment in full of all amounts which are payable to RAMIG under this Agreement.

11. AGREEMENT AND RELEASE. RAMIG's right to receive and DUPLEX's obligation to pay Severance Consideration shall be contingent upon RAMIG executing a binding agreement setting forth a release of any and all claims arising from his employment and/or termination of employment with DUPLEX or any successor of DUPLEX. Such agreement shall also contain covenants of confidentiality and non-competition. Said non-competition covenant shall be for a period of one year following a Qualifying Termination and shall provide, in part, that RAMIG shall not, directly or indirectly, either for himself or for any other person, firm, partnership, agency, corporation or other entity, compete with DUPLEX, or any successor of DUPLEX, in its lines of business or solicit, call upon, divert or take away or attempt to solicit, divert or take away from DUPLEX any customers of DUPLEX or any potential customers of DUPLEX nor assist any other person or entity in doing so within the United States of America.


12. ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties regarding the severance pay arrangements between them. This Agreement may not be modified except by a writing signed by both parties.

13. Payments comtempleted under this contract do not reduce or eliminate any normal benefits/payments RAMIG may be entitled to as a result of his termination.
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14.      If either party is required to bring suit to enforce any of the provisions of this Agreement, the prevailing party in such litigation shall be entitled to receive, along with any other award of damages or relief that the court may deem appropriate, reasonable attorney's fees, court costs and litigation expenses.

   IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first written.

DUPLEX PRODUCTS, INC.



By: /s/ Andrew A. Campbell                 /s/ James R. Ramig
    ----------------------------------     --------------------------------
    Andrew A. Campbell, President          James R. Ramig

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                                   AGREEMENT
                                   ---------

         This Agreement entered into this 26th day of January, 1996, by and between Duplex Products Inc., a corporation, ("Duplex"), and James Ramig ("Ramig").

         WHEREAS, Ramig currently serves as Vice President and Chief Financial Officer of Duplex; and,

         WHEREAS, Duplex may from time to time be an acquisition target; and,

         WHEREAS, it is in the best interests of the shareholders that key management personnel remain in place throughout any acquisition activity and devote their entire time and energies to their employment with Duplex and any such acquisition activity; and,

         WHEREAS, it is the desire of Duplex to give appropriate incentives and protection to certain key executives in the event of any such activity so that they can devote their entire time and energies to Duplex business without distraction.

         NOW, THEREFORE, in consideration of the promises set forth in this Agreement, and in further consideration of Ramig's continued employment with Duplex as Vice President and Chief Financial Officer, the parties hereto agree as follows:

         1.      RETENTION POOL.

         Duplex has created a Retention Pool to be used only if a transaction is consummated with Miami Systems Corporation and/or Wallace Computer Systems Inc., in which case Ramig will share in said Retention Pool as follows:

         1.1 If Miami Systems Corporation effectuates a merger with Duplex, or acquires 50% or more of the outstanding shares of Duplex, or Wallace Computer Systems Inc. acquires 50% or more of the outstanding shares of Duplex, and Ramig is still employed by Duplex at the time either of the above referenced transactions are consummated, then in that event, Ramig shall receive $100,000.00 from said Retention Pool, in one lump sum payable within ten (10) days after said transaction is consummated.

         2.      STOCK OPTIONS.

         On January 4, 1996, Duplex through its Board of Directors adopted a resolution that would cause all stock options issued under the 1984/1993 Incentive Stock Option program, owned by Ramig, no matter when granted that would not otherwise vest, to vest 100% at the time of the consummation of either of the transactions mentioned in paragraph 1 above herein with Miami Systems Corporation or Wallace Computer Systems Inc.
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         3.      TIME DEVOTED TO DUPLEX.

         The purpose of this Agreement is to provide Ramig with a financial incentive that will provide Ramig with sufficient financial rewards in the event a transaction is consummated with Miami Systems Corporation or Wallace Computer Systems Inc., as described above herein, so that Ramig can devote his entire time and energies to routine Duplex business as well as the consummation of one of the transactions described above herein rather than being distracted by other matters unrelated to the business of Duplex.

         4.      WITHHOLDING OF TAXES.

         Duplex, or any successor of Duplex, shall withhold from any Retention Pool payments payable under this Agreement all federal, state, city or other taxes as may be required by law.


         5.      AMENDMENT.

         This Agreement may not be modified except in writing signed by both parties.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

DUPLEX PRODUCTS INC.


BY: /s/ John A. Bacon                              /s/ James Ramig
   --------------------------------        --------------------------------
        John A. Bacon                              JAMES RAMIG
        Compensation Committee Chairman